Filed Pursuant to Rule 424 (b)(5)
Registration No. 333-216983

PROSPECTUS SUPPLEMENT

(To Prospectus dated April 28, 2017)

$19,162,500

Common Stock

We are offering 1,050,000 shares of our common stock, par value $0.01 per share, pursuant to this prospectus supplement and the accompanying prospectus. Our common stock is listed on the Nasdaq Global Market, or Nasdaq, under the symbol “EBMT.” On October 10, 2017, the last reported sale price of our common stock on Nasdaq was $19.15 per share.

As of October 2, 2017, the aggregate market value of our outstanding common stock held by non-affiliates was approximately $65.1 million, which was calculated based upon 3,399,180 shares of outstanding common stock held by non-affiliates and a per share price of $19.16. We have not offered any securities pursuant to General Instruction I.B.6 of Form S-3 during the prior 12-calendar-month period that ends on and includes the date of this prospectus supplement. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell securities registered on the registration statement of which the prospectus accompanying this prospectus supplement is filed in a public primary offering with a value exceeding more than one-third of our public float in any 12-month period so long as our public float remains below $75.0 million.

Investing in our common stock involves risks. Potential purchasers of our common stock should consider the information set forth in the “Risk Factors” section beginning on page S-13 of this prospectus supplement, on page 5 of the accompanying prospectus and in the documents incorporated by reference into this prospectus supplement.

	Per Share		Total
Public offering price	$	18.25	$	19,162,500
Underwriting discount(1)	$	1.095	$	1,149,750
Proceeds, before expenses, to us	$	17.155	$	18,012,750

(1)	The underwriters will also be reimbursed for certain expenses incurred in this offering. See “Underwriting” for details.

We have granted the underwriters an option to purchase up to an additional 139,041 shares of our common stock from us, within 30 days after the date of this prospectus supplement at the public offering price, less underwriting discounts and commissions.

None of the Securities and Exchange Commission, or SEC, the Board of Governors of the Federal Reserve System, or the Federal Reserve, or any state or other securities commission or any other federal regulatory agency has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The shares of common stock are not savings accounts, deposits or other obligations of any bank or non-bank subsidiary of ours and are not insured or guaranteed by the Federal Deposit Insurance Corporation, or the FDIC, or any other governmental agency or instrumentality.

Delivery of the common stock will be made in book-entry form, through the facilities of The Depository Trust Company, against payment on or about October 13, 2017.

D.A. Davidson & Co.	FIG Partners, LLC

The date of this prospectus supplement is October 11, 2017

Prospectus Supplement

About This Prospectus Supplement	S-i

Where You Can Find More Information	S-ii

Incorporation of Certain Documents By Reference	S-ii

Cautionary Statement Regarding Forward-Looking Statements	S-iii

Prospectus Supplement Summary	S-1

Prospectus

Description of Warrants	13

Description of Units	14

Plan of Distribution	15

Legal Matters	19

Experts	19

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is comprised of two parts. The first part is this prospectus supplement, which describes the specific terms of this common stock offering and certain other matters relating to us, and it also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, dated April 28, 2017, and included as part of our registration statement on Form S-3 (File No. 333-216983), or the registration statement, which provides more general information about the securities that we may offer from time to time, some of which may not apply to this offering. You should read carefully both this prospectus supplement and the accompanying prospectus in their entirety, together with additional information described under the heading “Where You Can Find More Information,” before investing in our common stock.

We have not, and the underwriters have not, authorized anyone to provide you any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we, nor the underwriters take any responsibility for, or can provide any assurance as to the reliability of, any other information that others may give you. If information in this prospectus supplement is inconsistent with the applicable accompanying prospectus, you should rely on this prospectus supplement. You should not assume that the information provided in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement and in the accompanying prospectus is accurate as of any date other than their respective dates. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

We and the underwriters are not offering to sell nor seeking offers to buy shares of our common stock in any jurisdiction where offers and sales are not permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of our common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of our common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus supplement and the accompanying prospectus to “Eagle Bancorp Montana, Inc.,” “Eagle,” the “Company,” “we,” “us,” “our” and “ours” or similar references mean Eagle Bancorp Montana, Inc. and its subsidiaries.

S-i

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information about the Public Reference Room. Our filings with the SEC are also available to the public through the SEC’s Internet site at www.sec.gov. Our annual, quarterly and current reports and amendments to those reports are also available over the Internet at our website at www.opportunitybank.com. All Internet addresses provided in this prospectus supplement or in the accompanying prospectus are for informational purposes only and are not intended to be hyperlinks. In addition, the information on, or accessible through, our Internet site, or any other Internet site described herein, is not a part of, and is not incorporated or deemed to be incorporated by reference in, this prospectus supplement or the accompanying prospectus or other offering materials.

We also have filed the registration statement with the SEC relating to the common stock offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus are part of that registration statement. You may obtain from the SEC copies of the registration statement and the related exhibits that we filed with the SEC when we registered the common stock. The registration statement may contain additional information that may be important to you.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC’s rules allow us to incorporate by reference information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus supplement from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus supplement will automatically update and, where applicable, supersede any information contained in this prospectus supplement or the accompanying prospectus or incorporated by reference herein or therein. We are incorporating by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, except as to any portion of any future report or document that is not deemed filed under such provisions, until this offering has been terminated:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on March 14, 2017, including the portions of our Definitive Proxy Statement on Schedule 14A filed on March 14, 2017, and incorporated by reference into Part III of our Annual Report on Form 10-K;

•	Our Quarterly Reports on Form 10-Q for the three months ended March 31, 2017 and June 30, 2017, filed with the SEC on May 9, 2017 and August 8, 2017, respectively;

•	Our Current Reports on Form 8-K or Form 8-K/A, filed with the SEC on February 13, 2017, February 23, 2017, February 24, 2017, April 21, 2017, September 6, 2017, October 4, 2017 and October 10, 2017; and

•	The description of our common stock contained in our registration statement on Form S-1 filed with the SEC on December 17, 2009, including any subsequent amendment or any report filed for the purpose of updating such description.

S-ii

Upon request, we will provide, without charge, to each person to whom a copy of this prospectus supplement and the accompanying prospectus is delivered a copy of the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus supplement and the accompanying prospectus, at no cost by writing or telephoning us at the following address:

Eagle Bancorp Montana, Inc.

1400 Prospect Avenue

Helena, Montana 59601

Telephone: (406) 442-3080

Attention: Corporate Secretary

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, and the information incorporated by reference in this prospectus supplement and the accompanying prospectus contain or incorporate statements that we believe are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. These statements relate to our financial condition, liquidity, results of operations, earnings outlook and prospects, our growth strategy and expansion plans, including potential acquisitions. You can find many of these statements by looking for words such as “may,” “would,” “could,” “should,” “will,” “expect,” “anticipate,” “predict,” “project,” “potential,” “continue,” “contemplate,” “seek,” “assume,” “believe,” “intend,” “plan,” “forecast,” “goal,” “estimate,” or other similar expressions which identify these forward-looking statements. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, you are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Although we believe that the current expectations reflected in such forward-looking statements are reasonable as of the date made, such expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements.

Unless otherwise required by law, we also disclaim any obligation to update our view of any such risks or uncertainties or to announce publicly any revisions to the forward-looking statements made or incorporated by reference in this prospectus supplement or the accompanying prospectus. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including those risks set forth in the “Risk Factors” section of this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, as well as the following:

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

•	geopolitical conditions, including acts or threats of terrorism, actions taken by the United States or other governments in response to acts or threats of terrorism and/or military conflicts, which could have an impact on the business and economic conditions in the United States and abroad;

•	general economic conditions, either nationally or in our market areas, that are worse than expected;

S-iii

•	competition among depository and other financial institutions;

•	changes in the prices, values and sales volume of residential and commercial real estate in Montana;

•	inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

•	changes or volatility in the securities markets;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	the effect of our pending acquisition of TwinCo, Inc., or TwinCo, or other acquisitions we may make, if any, including, without limitation, the failure to achieve expected revenue growth and/or expense savings from such acquisitions, and/or the failure to effectively integrate an acquired business, including TwinCo, into our operations;

•	changes in consumer spending, borrowing and savings habits;

•	our ability to continue to increase and manage our commercial and residential real estate, multi-family and commercial business loans;

•	possible impairments of securities held by us, including those issued by government entities and government sponsored enterprises;

•	the level of future deposit premium assessments;

•	the impact of a recurring recession on our loan portfolio (including cash flow and collateral values), investment portfolio, customers and capital market activities;

•	our ability to develop and maintain secure and reliable information technology systems, effectively defend ourselves against cyberattacks or recover from breaches to our cybersecurity infrastructure;

•	the failure of assumptions underlying the establishment of allowance for possible loan losses;

•	changes in the financial performance and/or condition of our borrowers and their ability to repay their loans when due;

•	the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the SEC, the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters;

•	the inability to obtain the requisite regulatory and shareholder approvals for the proposed merger with TwinCo and meet other closing terms and conditions;

•	the reaction to the anticipated acquisition of all TwinCo’s customers, employees and counter-parties or difficulties related to the transition of services;

•	the timing to consummate the proposed merger with TwinCo;

•	the diversion of management time on issues related to the proposed merger with TwinCo; and

•	the difficulties and risks inherent with entering new markets.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere, or incorporated by reference, in this prospectus supplement or the accompanying prospectus. As a result, it does not contain all of the information that may be important to you or that you should consider before making a decision to invest in our common stock. You should read this entire prospectus supplement and accompanying prospectus, including the “Risk Factors” section included herein and therein and the documents incorporated by reference herein and therein, which are described under “Incorporation of Certain Documents by Reference.”

Company Overview

We are a Delaware corporation that holds 100% of the capital stock of Opportunity Bank of Montana, which we refer to as the Bank or Opportunity Bank, formerly American Federal Savings Bank, or AFSB. The Bank was founded in 1922 as a Montana-chartered building and loan association and has conducted operations and maintained its administrative office in Helena, Montana since that time. In 1975, the Bank adopted a federal thrift charter and in October 2014 converted to a Montana-chartered commercial bank. The Bank currently has 14 branch offices and 15 automated teller machines located in our market areas and we participate in the Money Pass® ATM network.

In November 2012, we completed a significant transaction with Sterling Financial Corporation, or Sterling, of Spokane, Washington in which we purchased all of Sterling’s retail bank branches in Montana. As a result of this transaction, we added two mortgage origination offices and a wealth management division, and the Bank’s assets grew to over $500 million and the retail branch network grew from six to 13 full service branches immediately following the transaction, with six branches in new markets. In 2014, we applied to the State of Montana to form an interim bank for the purpose of facilitating the conversion of AFSB from a federally-chartered savings bank to a Montana-chartered commercial bank. Concurrent with the conversion, the Bank applied, and was approved, for membership in the Federal Reserve. In connection with the conversion, AFSB changed its name to Opportunity Bank of Montana.

We provide loan and deposit services to customers who are predominantly small businesses and individuals throughout Montana. We are a diversified lender with a focus on residential mortgage loans, commercial real estate mortgage loans, commercial business loans and second mortgage/home equity loan products. In addition, we offer wealth management products and services through our wealth management division and financial consultants located in several of our markets.

Our primary lines of business are:

•	Retail lending. We originate residential mortgage loans, home equity loans and consumer loans primarily through our community banking office network. We also offer our customers the choice of submitting online mortgage loan applications and receiving pre-approvals through our website.

•

Commercial Lending. We continue to place an emphasis on growing our commercial business and commercial real estate loan portfolios. In addition to commercial real estate loans, we offer traditional business loans structured as unsecured lines of credit or loans secured by inventory, accounts receivable or other business assets. We seek to provide exceptional service with local decision-making and personal attention.

•	Deposit Products and Services. We offer a full range of traditional deposit products such as checking accounts, savings accounts, money market accounts, retirement accounts, and certificates of deposit. These products can have additional features such as direct deposit, ATM and check card services, overdraft protection, telephone banking and Internet banking, which provide our customers multiple channels to access their accounts.

•	Mortgage Origination. We originate residential mortgage loans in all of our markets. The majority of these loans are sold in the secondary market with servicing retained, which is a significant source of noninterest income.

•	Mortgage Servicing. We provide loan servicing for other institutions. These services generally consist of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing.

We are the sixth largest community bank headquartered in Montana with approximately $710.2 million in total assets, $508.1 million in gross loans and $514.3 million in total deposits as of June 30, 2017. Our common stock is traded on the Nasdaq Global Market under the symbol “EBMT”.

Our Business Strategy

Our strategy is to continue to increase our profitability through building a diversified loan portfolio and operating Opportunity Bank as a full-service community bank that offers both retail and commercial loan and deposit products in all of its markets. We believe that this focus will enable us to continue to grow our franchise, while maintaining our commitment to customer service, high asset quality, and sustained net earnings. The following are the key elements of our business strategy:

•	Continue to diversify our portfolio by emphasizing our recent growth in commercial real estate and commercial business loans as a complement to our traditional single family residential real estate lending. As of June 30, 2017, we had $246.0 million in commercial real estate loans, which constituted 48.3% of total loans, and $58.2 million in commercial business loans, which constituted 11.4% of total loans;

•	Continue to emphasize attracting and retaining lower cost core deposits. As of June 30, 2017, we had $394.8 million in core deposits consisting of noninterest checking, interest bearing checking, savings, money market accounts and IRA certificates, which constituted 76.8% of total deposits;

•	Seek opportunities where presented to acquire other institutions or expand our branch network through opening de novo branches and/or loan production offices, although, other than our pending acquisition of TwinCo, we do not currently have any understandings or agreements regarding any specific acquisition transaction;

•	Maintain our strong asset quality. As of June 30, 2017, total non-performing assets to total assets was 0.31%; and

•	Operate as a community-oriented independent financial institution that offers a broad array of financial services with high levels of customer service.

Our Competition

We face strong competition in our primary market areas for retail deposits and the origination of loans. Historically, Montana was a unit banking state, which means that the ability of Montana state banks to create branches was either prohibited or significantly restricted. As a result of unit banking, Montana has a significant number of independent financial institutions serving a single community in a single location. While Montana’s population is approximately 1.04 million people, there are 51 credit unions in Montana as well as one national thrift institution and 49 commercial banks as of June 30, 2017. Our most direct competition for depositors historically has come from locally-owned and out-of-state commercial banks, thrift institutions and credit unions operating in our primary market areas. Competition in our primary market areas has increased in recent years. Our competition for loans also comes from banks, thrift institutions and credit unions, in addition to mortgage bankers and brokers.

Our Banking Markets

We conduct operations out of our main administrative office, two mortgage origination offices, and 14 full-service bank branch offices in southern Montana. We have received regulatory approval to open an additional branch in Billings, Montana, which we anticipate will begin operations during the fourth quarter of 2017. Our administrative office is located in Helena, in Lewis & Clark County, Montana.

The following table presents the number of branches Opportunity Bank operates in each county within our primary market areas, the approximate amount of deposits with Opportunity Bank in each county as of June 30, 2017 and our approximate deposit market share in each county at June 30, 2017 (the latest date for which such data is available).

County	Number of Branches(1)	Deposits (in millions)	Market Rank	Market Share
Lewis & Clark	3	$172.2	4	12.6%
Gallatin	2	104.6	9	3.7
Silver-Bow	1	67.9	4	11.5
Missoula	2	40.2	9	1.7
Park	1	32.1	5	8.5
Sweet Grass	1	28.5	3	22.5
Yellowstone	1	25.3	10	0.6
Ravalli	1	23.0	6	3.3
Broadwater	1	20.8	2	28.3

(1) In July 2017, we converted our loan production office in Great Falls, Montana to a branch office, which is not reflected in the table.

The following table provides certain demographic data for the counties in which we have branches.

	Population Statistics		Income and Unemployment Statistics
County	Total Population 2018	Population Change 2010-2018	Projected Population Change 2018-2023	Projected Household Income Change 2018-2023	Unemployment Rate (August 2017)

Lewis & Clark	68,262	7.7%	4.8%	4.5%	3.0%
Gallatin	109,153	21.9	9.2	13.1	2.0
Silver Bow	34,560	1.1	1.8	(0.3)	3.5
Missoula	118,355	8.3	5.5	2.9	3.1
Park	16,297	4.2	3.9	8.9	2.7
Sweet Grass	3,616	(1.0)	1.1	7.4	2.7
Yellowstone	160,797	8.7	5.0	11.3	3.2
Ravalli	42,796	6.4	4.9	3.9	3.8
Broadwater	5,792	3.2	3.3	10.8	3.7
Cascade(1)	81,564	0.3	1.3	11.3	3.3

Montana	–	6.8	4.4	8.5	3.9
National	–	5.8	3.5	8.9	4.4

Source: BLS, SNL Financial and Nielsen as of October 3, 2017.

(1) In July, 2017, we converted our loan production office in Great Falls, Cascade County, Montana to a branch office.

Management Team

The experience, depth and knowledge of our management team, dedicated Board of Directors, and talented employees, are our greatest strength and competitive advantage. Our executive management team is led by Peter J. Johnson, Laura F. Clark, Rachel R. Amdahl, Tracy A. Zepeda, Dale F. Field, Chantelle R. Nash and Mark A. O’Neill. Biographies of the management team are included below.

Peter J. Johnson has served as our president and chief executive officer, or CEO, since December 2009. He has also served as president of the Bank since July 2007 and CEO of the Bank since November 2007. Prior to being named president, he had served as executive vice president and chief financial officer. He joined the Bank in 1981 and has 38 years of banking experience. He currently serves on the Montana Independent Bankers Association board of directors and served as a member of the Federal Reserve’s Community Depository Institution Advisory Council from 2010 to 2012. He is a past chairman of both the Helena Area Chamber of Commerce and the Diocese of Helena Finance Council. He is also a member of the Rotary Club of Helena. He serves on the Independent Community Bankers of America’s Political Action Committee.

Laura F. Clark has served as our senior vice president and chief financial officer since March 2014. Prior to being named the chief financial officer, she had served as the senior vice president and chief financial officer of the Bank of Bozeman since 2005. Her banking experience spans over 42 years and includes a variety of executive positions with First National Bancorp, Bankers Resource Center, Security Bank, Bank of Montana System and Montana Bancsystem. She currently serves as a board member of Exploration Works, a local science center that provides programs for early childhood education, STEM (science, technology, engineering and math) and healthy living.

Rachel R. Amdahl has served as our senior vice president/chief operations officer since February 2006. Prior to being named the senior vice president/chief operations officer, she served as vice president/operations since 2000. She joined the Bank in 1987 and has 30 years of banking experience. She is a past board member of the Lewis and Clark County United Way and the Women’s Leadership Network in Helena.

Tracy A. Zepeda joined Opportunity Bank in December 2012 as senior vice president/branch operations at the time of the acquisition of seven branches from Sterling. She had served as vice president/territory manager of Sterling since January 1, 2011. Prior to that position, Ms. Zepeda served as assistant vice president/community manager of Sterling since July 2007. She has 17 years of banking experience. She is a board member of the Missoula chapter of Big Brothers Big Sisters.

Dale F. Field has served as our senior vice president/chief credit officer since July 2014. He joined the Bank as vice president/commercial lender and served as vice president/chief credit administration officer from 2011 to 2014. He has 20 years of banking experience. He serves on the Helena Exchange Club board of directors and is a school board trustee in Clancy, Montana.

Chantelle R. Nash has served as our senior vice president/chief risk officer since July 2014. She joined Opportunity Bank as a compliance manager in 2006 and served as vice president/compliance officer from 2010 to 2014. She has 10 years of banking experience. She serves on the board of the Helena YWCA.

Mark A. O’Neill joined the Bank in February 2016 as Butte market president. He served in management positions at Wells Fargo in Montana from 1996 to 2015, and one year as senior lender at a community bank in Butte, Montana. He was appointed to serve as the Bank’s senior vice president/chief lending officer in October 2017. He has 21 years of banking experience. He has served on the board of the Butte Local Development Corporation since 2011.

Our Corporate Information

Our principal executive and administrative office is located at 1400 Prospect Avenue, Helena, Montana 59601, and our telephone number is (406) 442-3080. Our website is www.opportunitybank.com. The information contained on or accessible from our website does not constitute a part of this prospectus supplement or the accompanying prospectus and is not incorporated by reference herein or therein.

Our Pending Acquisition of TwinCo

On September 5, 2017, we entered into an Agreement and Plan of Merger, which is referred to as the merger agreement, with TwinCo and its wholly-owned subsidiary, Ruby Valley Bank, or Ruby Valley, a Montana state bank, pursuant to which, subject to the terms and conditions set forth in the merger agreement, TwinCo will merge with and into Eagle, which is referred to as the merger, with Eagle continuing as the surviving corporation in the merger. Immediately following the merger, Ruby Valley will merge with and into Opportunity Bank, with Opportunity Bank surviving, which is referred to as the bank merger.

Subject to the terms and conditions of the merger agreement upon completion of the merger and subject to adjustment, each outstanding share of TwinCo common stock will be converted into the right to receive, at the election of the holder thereof: (1) a combination of $247.16 in cash and 11.1540 shares of our common stock; (2) $449.38 in cash; or (3) 24.7866 shares of our common stock. The merger agreement contains customary proration procedures so that the aggregate amount of cash paid and shares of our common stock issued in the merger as a whole will be equal to 55% cash and 45% stock. Based on the number of shares of TwinCo common stock outstanding as of September 5, 2017, we expect to issue approximately 446,773 shares of our common stock and pay approximately $9.9 million in cash to TwinCo shareholders in the aggregate upon completion of the merger.

Each party’s obligation to complete the merger is subject to customary conditions, including TwinCo shareholder approval and certain regulatory approvals. Shareholders who beneficially own an aggregate of approximately 90% of the outstanding shares of TwinCo’s voting common stock have entered into agreements to vote in favor of the merger agreement and the merger. Upon completion of the merger, one current director and officer of TwinCo and Ruby Valley will become a director and officer of Eagle and Opportunity Bank. We anticipate that the merger will be consummated in the first quarter of 2018.

The merger, if completed, will allow us to enter the attractive Madison County, Montana market area, which includes the greater Ruby Valley region of Montana. Ruby Valley had a deposit market share of 41.8% in Madison County, Montana as of June 30, 2017. Ruby Valley, which has existed for over 100 years, currently provides a variety of financial services to individuals and business customers through its two branches in Twin Bridges and Sheridan, Montana, and as of June 30, 2017, had $92.1 million in total assets, $77.9 million in total deposits and $55.4 million in total loans outstanding. As of June 30, 2017, Ruby Valley had a 69.0% loan to deposit ratio, a 0.19% cost of funds, 25.9% of the Ruby Valley deposits were non-interest bearing deposits and 75.9% of the Ruby Valley Bank deposits were non-time deposits.

As of June 30, 2017, on a pro forma basis, the Company and TwinCo had combined assets of $806 million, gross loans of $563 million and total deposits of $592 million.

The Offering

The following description contains basic information about our common stock and this offering. This description is not complete and does not contain all of the information that you should consider before making a decision to invest in our common stock. For a more complete understanding of our common stock, you should read the section of this prospectus supplement and accompanying prospectus entitled “Description of Capital Stock”.

Issuer	Eagle Bancorp Montana, Inc.

Common stock offered by us	1,050,000 shares (or 1,189,041 shares if the underwriters exercise their option in full to purchase additional shares).

Underwriters’ option to purchase additional shares	We have granted the underwriters an option to purchase up to an additional 139,041 shares within 30 days of the date of this prospectus supplement.

Common stock to be outstanding after this offering	4,861,409 shares (or 5,000,450 shares if the underwriters exercise their option in full to purchase additional shares). [1]

Public offering price	$18.25 per share of common stock.

Use of proceeds	We estimate that the net proceeds from the offering, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $17.8 million (or approximately $20.1 million if the underwriters exercise their option in full to purchase additional shares).

We intend to use the net proceeds from this offering for general corporate purposes, including potential future acquisitions and to support continued organic growth. We intend to contribute $10 million of the net proceeds from this offering to the Bank. Other than with respect to our pending acquisition of TwinCo, we currently do not have any immediate plans, arrangements or understandings regarding any future acquisitions. We do not need the proceeds from this offering to fund the acquisition of TwinCo. See “Use of Proceeds.”

Risk factors	Investing in our common stock involves certain risks. See page S-13 of this prospectus supplement, page 5 of the accompanying prospectus and the risk factors set forth in the documents incorporated herein by reference.

Nasdaq Global Market symbol	EBMT

1	The number of shares of our common stock to be outstanding after this offering is based on 3,811,409 shares of common stock outstanding as of October 10, 2017 and excludes as of such date 67,280 shares of our common stock reserved for issuance pursuant to our equity compensation plans, and 446,773 shares of our common stock that we expect to issue to TwinCo shareholders in the merger.

Unless otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriters of their option to purchase up to an additional 139,041 shares of common stock in the aggregate in this offering.

Summary Historical Financial Data

The following tables set forth select consolidated financial data for us as of December 31, 2016, 2015 and 2014, for each of the years in the two-year period ended December 31, 2016 and as of and for the six-month periods ended June 30, 2017 and 2016. The selected income statement data for the years ended December 31, 2016 and 2015, and the selected balance sheet data as of December 31, 2016 and 2015, have been derived from our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference in this prospectus supplement. The summary balance sheet data dated as of December 31, 2014 has been derived from our audited financial statements that are not included or incorporated by reference in this prospectus supplement. The information as of and for the six months ended June 30, 2017 and 2016 is unaudited. However, in the opinion of our management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the balance sheet and income statement for the unaudited periods have been made. Historical results are not necessarily indicative of future results, and the results for the six months ended June 30, 2017 are not necessarily indicative of the results that might be expected for the full year.

You should read the following summary historical financial data with our consolidated financial statements and the accompanying notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other detailed information appearing in our Annual Report on Form 10-K for the year ended December 31, 2016 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, each of which is incorporated by reference in this prospectus supplement.

		As of June 30,				As of December 31,
		2017		2016		2016		2015		2014
(Dollars in thousands except per share data)		(unaudited)
Balance sheet data:
Securities	$	123,191	$	140,449	$	128,436	$	145,738	$	161,787
Mortgage loans held-for-sale		16,206		21,246		18,230		18,702		17,587
Gross loans receivable[1]		508,132		443,928		466,161		407,284		318,720
Allowances for loan losses		5,225		4,260		4,770		3,550		2,450
Total assets		710,214		663,336		673,925		630,347		560,207
Deposits		514,265		508,882		512,795		483,182		441,400
Borrowings[2]		128,960		90,450		97,383		87,665		60,148
Total liabilities		648,092		604,332		614,469		574,897		505,709
Total shareholders’ equity		62,122		59,004		59,456		55,450		54,498
Book value per share		16.30		15.61		15.60		14.67		14.05
Tangible book value per share[3]		14.37		13.63		13.65		12.67		12.07
Common shares outstanding		3,811,409		3,779,464		3,811,409		3,779,464		3,878,781

		For the Six Months Ended June 30,			For the Year Ended December 31
		2017		2016	2016	2015
(Dollars in thousands except per share data)		(unaudited)
Income statement data:
Net interest income	$	11,363	$	9,811	$20,793	$18,011
Loan loss provision		603		909	1,833	1,303
Noninterest income		6,778		6,702	15,990	11,761
Noninterest expense		15,059		13,234	28,019	25,726
Net income		1,829		1,911	5,132	2,580

Per common share data:
Basic earnings per share	$	0.48	$	0.51	$1.36	$0.68
Diluted earnings per share		0.47		0.49	1.32	0.67

	For the Six Months Ended June 30,		For the Year Ended December 31,
	2017	2016	2016	2015
	(unaudited)
Performance ratios:
Net interest margin	3.63%	3.33%	3.46%	3.38%
Return on average assets	0.54	0.60	0.78	0.44
Return on average common equity	6.10	6.68	8.73	4.77
Efficiency ratio[4]	81.83	78.79	74.96	84.96

	As of June 30,		As of December 31,
	2017	2016	2016	2015	2014
	(unaudited)
Regulatory capital ratios:
Opportunity Bank:
Total capital (to risk weighted assets)	15.09%	13.86%	14.05%	14.09%	13.59%
Tier 1 capital (to risk weighted assets)	14.06	12.92	13.03	13.27	12.91
Tier 1 capital (to average assets)	10.39	9.17	9.23	9.36	8.62
Common equity Tier 1 capital (to risk weighted assets)	14.06	12.92	13.03	13.27	N/A

The Company:
Total capital (to risk weighted assets)	14.37%	15.55%	15.36%	15.39%	15.27%
Tier 1 capital (to risk weighted assets)	11.39	12.26	12.22	12.26	14.58
Tier 1 capital (to average assets)	8.45	9.22	8.60	9.22	9.41
Common equity Tier 1 capital (to risk weighted assets)	10.53	11.05	11.23	11.10	N/A

Asset quality ratios:
Non-performing loans to total assets[5]	0.24%	0.33%	0.17%	0.40%	0.18%
Non-performing loans to total loans[5]	0.33	0.49	0.25	0.63	0.32
Allowance for loan losses to non-performing loans[5]	309.17	196.04	414.06	139.32	242.57
Total non-performing assets to total assets[6]	0.31	0.41	0.29	0.50	0.29

Other data:
Tangible common shareholders’ equity to tangible assets[3]	7.79	7.86	7.81	7.69	8.47

[1]	Net of deferred loan fees.
[2]	Includes Federal Home Loan Bank advances and other long-term debt.
[3]	Tangible book value per share and tangible common shareholders’ equity to tangible assets are non-GAAP financial measures. See “-Use of Non-GAAP Financial Measures.”
[4]	Total noninterest expense (excluding intangible asset amortization) as a percentage of net interest income and total noninterest income. See “-Use of Non-GAAP Financial Measures.”
[5]	Non-performing loans consists of non-accruing loans and accruing loans more than 90 days past due.
[6]	Non-performing assets consists of non-performing loans, foreclosed real estate and other repossessed assets.

Use of Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles utilized in the United States, or GAAP, the Summary Historical Financial Data contains our efficiency ratio and tangible book value per share, which are non-GAAP financial measures. The numerator for the efficiency ratio is calculated by subtracting intangible asset amortization from noninterest expense. Tangible assets and tangible common shareholders’ equity are calculated by excluding intangible assets from assets and shareholders’ equity, respectively. For these financial measures, our intangible assets consist of goodwill and core deposit intangible. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding. We believe that this measure is consistent with the capital treatment by our bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios, and present this measure to facilitate the comparison of the quality and composition of our capital over time and in comparison to our competitors.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Further, the non-GAAP financial measure of tangible book value per share should not be considered in isolation or as a substitute for book value per share or total shareholders’ equity determined in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies. Reconciliation of the GAAP and non-GAAP financial measures are presented below.

		For the six months ended June 30,				For the fiscal year ended December 31,
		2017		2016		2016		2015
(Dollars in thousands, except per share data)

Calculation of efficiency ratio:

Noninterest expense	$	15,059	$	13,234	$	28,019	$	25,726
Intangible asset amortization		214		223		445		432

Efficiency ratio numerator		14,845		13,011		27,574		25,294

Net interest income		11,363		9,811		20,793		18,011
Noninterest income		6,778		6,702		15,990		11,761

Efficiency ratio denominator		18,141		16,513		36,783		29,772
Efficiency ratio		81.83%		78.79%		74.96%		84.96%

		As of June 30,				As of December 31,
		2017		2016		2016		2015		2014
Tangible book value:

Shareholders’ equity	$	62,122	$	59,004	$	59,456	$	55,450	$	54,498
Goodwill and core deposit intangible, net		(7,362)		(7,483)		(7,418)		(7,548)		(7,697)

Tangible common shareholders’ equity	$	54,760	$	51,521	$	52,038	$	47,902	$	46,801

Common shares outstanding at end of period		3,811,409		3,779,464		3,811,409		3,779,464		3,878,781
Common shareholders’ equity (book value) per share (GAAP)	$	16.30	$	15.61	$	15.60	$	14.67	$	14.05
Tangible common shareholders’ equity (tangible book value) per share (non-GAAP)		14.37		13.63		13.65		12.67		12.07

Tangible Assets:

Total assets	$	710,214	$	663,336	$	673,925	$	630,347	$	560,207
Goodwill and core deposit intangible		(7,362)		(7,483)		(7,418)		(7,548)		(7,697)

Tangible assets (non-GAAP)	$	702,852	$	655,853	$	666,507	$	622,799	$	552,510

Tangible common shareholders’ equity to tangible assets (non-GAAP)		7.79%		7.86%		7.81%		7.69%		8.47%

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors, as well as those contained on page 5 of the accompanying prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2016 and all of the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, before deciding to invest in our common stock. The realization of any of the matters referenced as risk factors or additional risks and uncertainties not currently known to us or those that we currently view to be immaterial could have a material adverse effect on our business, financial condition, liquidity, results of operations and prospects and holders of our common stock could lose some or all of their investment.

Risks Related to Our Common Stock and this Offering

Sales of a significant number of shares of our common stock in the public markets, and other transactions that we may pursue, could depress the market price of our common stock.

Sales of a substantial number of shares of our common stock in the public markets and the perception that those sales may occur could adversely affect the market price of our common stock. The completion of this offering will significantly increase the number of shares of our common stock that may be sold in the public market because the shares of our common stock issued will be freely tradable without restriction or further registration under the Securities Act. In addition, future issuances of equity securities, including the issuance of shares of our common stock to TwinCo shareholders in connection with the merger, may dilute the interests of our existing shareholders, including you, and cause the market price of our common stock to decline. We may issue equity securities (including convertible securities, preferred securities, and options and warrants on our common or preferred stock) in the future for a number of reasons, including to finance our operations and business strategy, to adjust our ratio of debt to equity, to address regulatory capital concerns. We may issue equity securities in transactions that generate cash proceeds, such as this offering, transactions that free up regulatory capital but do not immediately generate or preserve substantial amounts of cash, and transactions that generate regulatory or balance sheet capital only and do not generate or preserve cash. We cannot predict the effect that these transactions would have on the market price of our common stock.

You will incur immediate dilution as a result of this offering

If you purchase common stock in this offering, you will pay more for your shares than our existing net tangible book value per share. As a result, you will incur immediate dilution of $3.32 per share, representing the difference between the public offering price of $18.25 per share and our net tangible book value per share after giving effect to this offering. This represents 18.2% dilution from the public offering price in this offering.

Our stock price is subject to fluctuations, and the value of your investment may decline.

The trading price of our common stock is subject to wide fluctuations. The stock market in general, and the market for commercial banks and other financial services companies in particular, has experienced significant price and volume fluctuations that sometimes have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance, and the value of your investment may decline.

Trading in our common stock has been limited. As a result, shareholders may not be able to quickly and easily sell their common stock, particularly in large quantities.

Although our common stock is listed for trading on the Nasdaq Global Market and a number of brokers offer to make a market in our common stock on a regular basis, trading volume to date has been limited, averaging approximately 8,905 shares per day from January 1, 2017 through September 30, 2017. There can be no assurance that a more active and liquid market for our common stock will develop or can be maintained. As a result, shareholders may find it difficult to sell a significant number of shares of our common stock at the prevailing market price. Securities that are not heavily traded can be more volatile than stock trading in an active public market.

There can be no assurance we will be able to continue paying dividends on our common stock at recent levels.

We may not be able to continue paying quarterly dividends commensurate with recent levels given that the ability to pay dividends on our common stock depends on a variety of factors. The payment of dividends is subject to government regulation in that the regulatory authorities may prohibit banks and bank holding companies from paying dividends that would constitute an unsafe or unsound banking practice. Our ability to pay dividends is subject to certain regulatory requirements. The Federal Reserve generally prohibits a bank holding company from declaring or paying a cash dividend which would impose undue pressure on the capital of a subsidiary bank or would be funded only through borrowing or other arrangements that might adversely affect a bank holding company’s financial position. The Federal Reserve Board policy is that a bank holding company should not continue its existing rate of cash dividends on its common stock unless its net income is sufficient to fully fund each dividend and its prospective rate of earnings retention appears consistent with its capital needs, asset quality and overall financial condition. The power of the board of directors of an insured depository institution to declare a cash dividend or other distribution with respect to capital is subject to statutory and regulatory restrictions which limit the amount available for such distribution depending upon the earnings, financial condition and cash needs of the institution, as well as general business conditions.

As a result, future dividends will generally depend on the level of earnings at the Bank. The Bank is subject to Montana law and cannot declare a dividend greater than the previous two year’s earnings without providing notice to the state. Also, in the event there shall occur an event of default on any of our debt instruments, we would be unable to pay any dividends on our common stock.

Our business strategy includes significant growth plans, and our financial condition and results of operations could be negatively affected if we fail to grow or fail to manage our growth effectively.

We intend to pursue an organic growth strategy for our business; however, we regularly evaluate potential acquisitions and expansion opportunities. If appropriate opportunities present themselves, we expect to engage in selected acquisitions of financial institutions, branch acquisitions and other business growth initiatives or undertakings. There can be no assurance that we will successfully identify appropriate opportunities, that we will be able to negotiate or finance such activities or that such activities, if undertaken, will be successful.

There are risks associated with our growth strategy. To the extent that we grow through acquisitions, we cannot ensure that we will be able to adequately or profitably manage this growth. Acquiring other banks, branches or other assets, as well as other expansion activities, involves various risks including the risks of incorrectly assessing the credit quality of acquired assets, encountering greater than expected costs of integrating acquired banks or branches, the risk of loss of customers and/or employees of the acquired institution or branch, executing cost savings measures, not achieving revenue enhancements and otherwise not realizing the transaction’s anticipated benefits. Our ability to address these matters successfully cannot be assured. In addition, our strategic efforts may divert resources or management’s attention from ongoing business operations, may require investment in integration and in development and enhancement of additional operational and reporting processes and controls and may subject us to additional regulatory scrutiny.

Our growth initiatives may also require us to recruit and retain experienced personnel to assist in such initiatives. Accordingly, the failure to identify and retain such personnel would place significant limitations on our ability to successfully execute our growth strategy. In addition, to the extent we expand our lending beyond our current market areas, we could incur additional risks related to those new market areas. We may not be able to expand our market presence in our existing market areas or successfully enter new markets.

If we do not successfully execute our acquisition growth plan, it could adversely affect our business, financial condition, results of operations, reputation and growth prospects. In addition, if we were to conclude that the value of an acquired business had decreased and that the related goodwill had been impaired, that conclusion would result in an impairment of goodwill charge, which would adversely affect our results of operations. While we believe we will have the executive management resources and internal systems in place to successfully manage our future growth, there can be no assurance growth opportunities will be available or that we will successfully manage our growth.

The Bank has a high concentration of commercial real estate loans, so any future deterioration in the local real estate markets or economy could require material increases in our allowance for loan losses and adversely affect our financial condition and results of operations.

The Bank has a high degree of concentration in commercial real estate loans, and we intend to continue our recent emphasis on originating such loans. Commercial real estate loans generally have more risk than the residential real estate loans we originate. Because the repayment of commercial real estate loans depends on the successful management and operation of the borrower’s properties or related businesses, repayment of such loans can be affected by adverse conditions in the local real estate market or economy. Commercial real estate loans may also involve relatively large loan balances to individual borrowers or groups of related borrowers. A downturn in the real estate market or the local economy could adversely affect the value of properties securing the loan or the revenues from the borrower’s business, thereby increasing the risk of nonperforming loans. As our commercial real estate loan portfolio increases, the corresponding risks and potential for losses from these loans may also increase.

Our management will have broad discretion as to the use of the net proceeds to us from this offering, and we may not use the proceeds effectively.

We intend to use our net proceeds from this offering for general corporate purposes, including potential future acquisitions and to support organic growth. Our net proceeds and the funds made available to us may be applied in ways with which some investors in this offering may not agree. Moreover, our management may use these proceeds in ways that do not improve our results of operations or enhance the value of our common stock. You will not have the opportunity, as part of your investment decision, to assess whether these proceeds are being used appropriately. Management’s failure to use such funds effectively could have an adverse effect on our business, results of operations and financial condition.

Anti-takeover provisions in our certificate of incorporation, by-laws and federal banking laws may make it more difficult for takeover attempts that have not been approved by our board of directors.

Provisions of our amended and restated certificate of incorporation, as amended, and by-laws and federal banking laws, including regulatory approval requirements, could make it more difficult for a third party to acquire us, even if doing so would be perceived to be beneficial to our shareholders. The combination of these provisions effectively inhibits a non-negotiated merger or other business combination, which, in turn, could adversely affect the market price of our common stock. These provisions could also discourage proxy contests and make it more difficult for holders of or our common stock to elect directors other than the candidates nominated by our board of directors.

The holders of our existing and future indebtedness have rights that are senior to those of our holders of common stock and that may impact our ability to pay dividends on our common stock.

The shares of our common stock represent equity interests in us and do not constitute indebtedness. Accordingly, the shares of our common stock will rank junior to all of our existing and future indebtedness. We have issued unsecured senior and subordinated notes in the aggregate principal amount of $20.0 million. The notes rank senior to all future junior subordinated debt obligations, preferred stock and common stock. This means that we must make payments due under the notes before any dividends can be paid on our common stock, and in the event of our bankruptcy, dissolution or liquidation, all outstanding principal and accrued and unpaid interest under the notes must be paid in full before any dividends or other distributions can be made on our common stock.

We may issue additional shares of common stock, preferred stock or equity, debt or derivative securities in the future, which could adversely affect the market price or voting power of your shares of common stock.

We are not restricted from issuing additional shares of common stock or preferred stock, including securities that are convertible into or exchangeable for, or that represent the right to receive our common stock. In addition, we are not prohibited from issuing additional securities which are senior to our common stock, and our board of directors has authority to issue senior and subordinated debt without further shareholder approval. Because our decision to issue securities in any future offering will depend in part on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any future offerings.

Risks Related to Our Pending Acquisition

The success of the TwinCo merger will depend on a number of uncertain factors, including our ability to successfully integrate the two companies.

Opportunity Bank and Ruby Valley have operated and, until the completion of the merger, will continue to operate, independently. The success of the merger, including anticipated benefits and cost savings, will depend, in part, on our ability to successfully combine and integrate the businesses of Opportunity Bank and Ruby Valley in a manner that permits growth opportunities and does not materially disrupt the existing customer relations or result in decreased revenues due to loss of customers.

The success of the merger will depend on a number of factors, including, without limitation:

•	our ability to integrate the operations, employees and branches we acquire from Ruby Valley in the merger into Opportunity Bank’s current operations;

•	our ability to limit the outflow of deposits held by our new customers and to successfully retain and manage interest-earning assets (i.e., loans) acquired in the merger;

•	our ability to realize our expected cost savings in the merger and to control the incremental non-interest expense from Ruby Valley in a manner that enables us to maintain a favorable overall efficiency ratio;

•	our ability to retain and attract the appropriate personnel; and

•	our ability to earn acceptable levels of interest and non-interest income, including fee income.

Integrating Ruby Valley will be expensive, and may be affected by general market and economic conditions or government actions affecting the financial industry generally. Integration efforts will also likely divert our management’s attention and resources. No assurance can be given that we will be able to successfully integrate TwinCo and Ruby Valley. Also, the integration process could result in the loss of key employees, the disruption of ongoing business, or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients, customers, depositors and employees and we may not be able to achieve the anticipated benefits of the merger. We may also encounter unexpected difficulties or costs during the integration that could adversely affect our earnings and financial condition, perhaps materially. Additionally, no assurance can be given that the merger and/or the integration will not adversely affect our existing profitability, that we will be able to achieve results in the future similar to those achieved by our existing business, or that we will be able to manage any growth resulting from the merger effectively.

Termination of the merger agreement could negatively impact the Company.

If the merger agreement is terminated, there may be various consequences. For example, our businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of our management on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the market price of our common stock could decline to the extent that the market prices since the announcement of the merger reflect a market assumption that the merger will be completed. If the merger agreement is terminated under certain circumstances, TwinCo or we may be required to pay to the other party a termination fee.

If the merger is not completed, we will have incurred substantial expenses without realizing the expected benefits of the merger.

We have incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement. If the merger is not completed, we would have to recognize these expenses without realizing the expected benefits of the merger.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the merger.

Before the merger and the bank merger may be completed, we must obtain approvals from the Federal Reserve and the Montana Division of Banking and Financial Institutions. Other approvals, waivers or consents from regulators may also be required. In determining whether to grant these approvals, the regulators consider a variety of factors, including, among other matters, the effect of the acquisition on competition in the markets we and TwinCo operate in, our financial condition, our future prospects and the impact of the merger on U.S. financial stability. The regulators also review current and projected capital ratios and levels, the competence, experience and integrity of management, and its record of compliance with laws and regulations, the convenience and needs of the communities to be served (including the acquiring institution’s record of compliance under the Community Reinvestment Act and the effectiveness of the acquiring institution in combating money laundering activities). An adverse development in either party’s regulatory standing or these factors could result in an inability to obtain approval or delay their receipt. These regulators may impose conditions on the completion of the merger or the bank merger or require changes to the terms of the merger or the bank merger. Such conditions or changes could have the effect of delaying or preventing completion of the merger or the bank merger or imposing additional costs on or limiting the revenues of the combined company following the merger and the bank merger, any of which might have an adverse effect on the combined company following the merger.

This prospectus supplement contains limited financial information on which to evaluate the merger.

This prospectus supplement contains limited historical financial information about TwinCo and pro forma combined financial information about Eagle and TwinCo after giving effect to the merger. The financial condition of the combined company following the merger will impact the price of our common stock after the merger.

USE OF PROCEEDS

We estimate that the net proceeds to us from the offering, after deducting estimated underwriting discounts and commissions and estimated offering expenses, will be approximately $17.8 million, or approximately $20.1 million if the underwriters exercise their option to purchase additional shares from us in full. We intend to use the net proceeds from this offering for general corporate purposes, including potential future acquisitions and to support organic growth. We intend to contribute $10 million of the net proceeds from this offering to the Bank. Other than with respect to our pending acquisition of TwinCo, we currently do not have any immediate plans, arrangements or understandings regarding any future acquisitions. We do not need the proceeds from this offering to fund the acquisition of TwinCo.

Our management will have broad discretion in the application of the net proceeds from this offering, and investors will be relying on the judgment of our management with regard to the use of these net proceeds. Pending the use of net proceeds from this offering as described above, we may invest the net proceeds in short-term liquid instruments.

CAPITALIZATION

The following table sets forth, on a consolidated basis, our capitalization, including regulatory capital ratios as of June 30, 2017:

•	on an actual basis, and

•	on an “as adjusted” basis after giving pro forma effect to the sale of 1,050,000 shares of our common stock in this offering at the public offering price of $18.25 per share, as if the offering had been completed on June 30, 2017 (assuming the net proceeds of the offering are $17,800,000, after deducting the estimated underwriting discount and estimated offering expenses, and the underwriters’ option is not exercised).

The “as adjusted” information below is illustrative only and our capitalization following the closing of this offering will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. You should read this table in conjunction with our consolidated financial statements and notes thereto for the year ended December 31, 2016, and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2016, the unaudited consolidated financial statements and the notes thereto for the six months ended June 30, 2017, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, and the “Use of Proceeds” section included in this prospectus supplement, together with the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of June 30, 2017
	(unaudited)
(Dollars in thousands, except per share amounts)	Actual		As Adjusted
Debt:
Federal Home Loan Bank borrowings	$	104,182	$	104,182
Other long-term debt		24,778		24,778

Total debt	$	128,960	$	128,960

Shareholders’ equity:
Preferred stock, par value $0.01 per share, 1,000,000 shares authorized; none issued or outstanding		—		—
Common stock, par value $0.01 per share, 8,000,000 shares authorized; 4,083,127 shares issued and 3,811,409 shares outstanding actual(1), 4,861,409 shares as adjusted(1)	$	41	$	51
Additional paid-in capital		22,444		40,234
Unallocated common stock held by Employee Stock Ownership Plan		(725)		(725)
Treasury stock, at cost		(2,971)		(2,971)
Retained earnings		42,460		42,460
Net accumulated other comprehensive income		873		873

Total shareholders’ equity		$ 62,122	$	79,922

	As of June 30, 2017
	(unaudited)
	Actual		As Adjusted

Book value per share	$	16.30	$	16.44
Tangible book value per share(2)		14.37		14.93
Tangible common shareholders’ equity to tangible assets (2)		7.79%		10.07%

Regulatory capital ratios(3):
Opportunity Bank
Total capital (to risk weighted assets)		15.09%		17.05%
Tier 1 capital (to risk weighted assets)		14.06		16.03
Tier 1 capital (to average assets)		10.39		11.68
Common equity Tier 1 capital (to risk weighted assets)		14.06		16.03

The Company
Total capital (to risk weighted assets)		14.37%		17.85%
Tier 1 capital (to risk weighted assets)		11.39		14.87
Tier 1 capital (to average assets)		8.45		10.75
Common equity Tier 1 capital (to risk weighted assets)		10.53		14.01

(1)	This number of shares excludes 446,773 shares of our common stock that we expect to issue to TwinCo shareholders in the merger.
(2)	Non-GAAP financial measure. See “Summary Historical Financial Data – Use of Non-GAAP Financial Measures”.
(3)	For purposes of this table, we have assumed that the net proceeds of this offering will be invested in securities which carry no risk weighting for purposes of all adjusted risk-based capital ratios.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock trades on the Nasdaq Global Market under the symbol “EBMT.” On October 10, 2017, the last reported sale price of our common stock on the Nasdaq Global Market was $19.15 per share. The following table provides the range of high and low sale prices per share during the periods indicated, as reported on the Nasdaq Global Market, as well as dividend information.

	High	Low	Dividends Paid
2017
Fourth Quarter (through October 10, 2017)	$19.30	$18.30	-
Third Quarter	18.95	17.35	$0.0900
Second Quarter	20.45	17.40	0.0800
First quarter	22.32	18.00	0.0800
2016
Fourth Quarter	24.00	14.25	0.0800
Third Quarter	15.25	12.59	0.0800
Second Quarter	13.56	11.99	0.0775
First Quarter	12.42	11.15	0.0775
2015
Fourth Quarter	13.23	11.26	0.0775
Third Quarter	12.46	10.68	0.0775
Second Quarter	11.19	10.54	0.0750
First Quarter	11.20	10.60	0.0750

As of October 5, 2017, we had 841 shareholders of record of our common stock.

Historically we have declared cash dividends on a quarterly basis. Our board of directors considers the dividend amount quarterly and takes a broad perspective in its dividend deliberations, including a review of recent operating performance, capital levels and loan concentrations as a percentage of capital, growth projections and applicable federal and state regulations and regulatory guidance. There can be no assurance that we will be able to continue paying dividends commensurate with recent levels. See “Description of Capital Stock” and “Risk Factors – There can be no assurance we will be able to continue paying dividends on our common stock at recent levels.”

DESCRIPTION OF CAPITAL STOCK

Our amended and restated certificate of incorporation, as amended, authorizes the issuance of capital stock consisting of 8,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. See “Description of Capital Stock” on page 6 of the accompanying prospectus, and the information incorporated by reference in this prospectus supplement and the accompanying prospectus for additional information regarding our common stock.

UNDERWRITING

We are offering the shares of common stock described in this prospectus supplement through D.A. Davidson & Co., which is acting as sole book-running manager of the offering and as representative of the several underwriters, referred to as the underwriters. We have entered into a firm commitment underwriting agreement with the underwriters, dated October 11, 2017, referred to as the underwriting agreement. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and the underwriters have severally agreed to purchase from us, the respective number of shares of common stock appearing opposite their names below:

Underwriters	Number of Shares
D.A. Davidson & Co.	840,000
FIG Partners, LLC	210,000

Total	1,050,000

The underwriters have agreed, severally and not jointly, to purchase all of the shares shown in the above table if any of those shares are sold in this offering. If an underwriter defaults in an amount in excess of that described in the underwriting agreement, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated under certain circumstances.

The underwriters are offering the shares of common stock subject to their acceptance of the shares from us, subject to prior sale and subject to approval of legal matters by counsel for the underwriters. The underwriting agreement also provides that the obligation of the underwriters to purchase the shares of common stock offered by this prospectus supplement is subject to the satisfaction of the conditions contained in the underwriting agreement, including, among other things, the receipt of legal opinions, officers’ certificates and other customary closing documents, and the absence of any material adverse changes affecting us or our business.

The underwriters reserve the right to withdraw, cancel or modify the offer to the public and to reject orders in whole or in part. The Underwriters have advised us that they do not intend to confirm sales to any account over which they exercise discretionary authority in excess of 5% of the total number of shares offered by them.

Over-Allotment Option

We have granted the underwriters an option to purchase up to 139,041 additional shares of our common stock at the public offering price less the underwriting discount. The underwriters may exercise this option, in whole or in part, at any time and from time to time for 30 days from the date of the underwriting agreement, solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus supplement. To the extent the underwriters exercise this option, each will have a firm commitment, as long as the conditions of the underwriting agreement are satisfied, to purchase approximately the same percentage of the additional shares of common stock that the number of shares of common stock to be purchased by that underwriter as shown in the above table represents as a percentage of the total number of shares shown in that table, and we will be obligated to sell such shares of common stock to the underwriters. If purchased, the additional shares will be sold by the underwriters on the same terms as those on which the other shares are sold.

Commissions, Discounts and Offering Expenses

The underwriters have advised us that they propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at the public offering price less a selling concession not in excess of $0.657 per share. If all of the shares are not sold at the public offering price, the underwriters may change the offering price and other selling terms.

The following table shows the per share and total public offering price, underwriting discount to be paid to the underwriters, and the net proceeds to us before expenses. This information is presented assuming both no exercise and full exercise by the underwriters of the over-allotment option.

		Total
	Per Share	Without Overallotment Exercise	With Overallotment Exercise
Public offering price	$18.25	$19,162,500	$21,699,998.25
Underwriting discount	$1.095	$1,149,750	$1,301,999.90
Proceeds, before expenses, to us	$17.155	$18,012,750	$20,397,998.35

We estimate that the expenses of this offering, all of which will be paid by us, exclusive of the underwriting discount, will be approximately $250,000, which includes legal, accounting and printing costs and various other fees associated with registering our common stock as well as reimbursement to the underwriters for certain of their offering expenses, including legal fees and expenses. In accordance with FINRA Rule 5110, these reimbursed expenses are deemed underwriting compensation for this offering.

Listing

Our common stock is listed on the Nasdaq Global Market under the symbol “EBMT.”

Price Stabilization, Short Positions and Penalty Bids

To facilitate the offering of our common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock, including:

•	stabilizing transactions;
•	short sales;
•	purchases to cover positions created by short sales; and
•	penalty bids.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may also include making short sales of our common stock, which involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering. Short sales may be “covered short sales,” which are short positions in an amount not greater than the underwriters’ purchase option referred to above, or may be “naked short sales,” which are short positions in excess of that amount.

The underwriters may close out any covered short position either by exercising its purchase option, in whole or in part, or by purchasing shares in the open market. In making this determination,

the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which it may purchase shares through the purchase option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased shares in this offering.

Penalty bids permit the underwriters to reclaim selling concessions from a syndicate member when the common stock originally sold by the syndicate member is purchased in stabilizing transactions or transactions to cover short positions.

As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time without notice. The underwriters may carry out these transactions on the Nasdaq Global Market, in the over-the-counter market or otherwise.

Passive Market Making

In connection with this offering, the underwriters and selling group members may engage in passive market making transactions in our common stock on the Nasdaq Global Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through the completion of the distribution of this offering. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

Lock-up Agreements

We have agreed with the underwriters that, during the period ending 90 days after the date of this prospectus supplement, which we refer to as the restricted period, neither we, nor any of our executive officers and directors will, without the prior written approval of D.A. Davidson & Co., on behalf of the underwriters, subject to limited exceptions:

(1)        sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, any common stock or securities convertible into or exchangeable or exercisable for common stock or warrants or other rights to purchase common stock or any other of our securities that are substantially similar to common stock, or enter into a transaction that would have the same effect; or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such aforementioned transaction is to be settled by delivery of the common stock or such other securities, in cash or otherwise;

(2)        publicly disclose the intention to make any such offer, sale, hypothecation, pledge, grant or disposition, or to enter into any such transaction, swap, hedge or other arrangement; or

(3)        file or cause to be declared effective a registration statement under the Securities Act relating to the offer and sale of any shares of common stock or securities convertible into or exercisable or exchangeable for common stock or warrants or other rights to purchase common stock or any other of our securities that are substantially similar to common stock;

provided, however, that if:

(1)        during the last 17 days of the 90-day restricted period provided for herein, we issue an earnings release or disclose material news or a material event relating to us occurs; or

(2)        prior to the expiration of the 90-day restricted period provided for herein, we announce that we will release earnings results during the 16-day period beginning on the last day of such 90-day period, then the restrictions imposed by the lock-up agreements will continue to apply until the expiration of the 18- day period beginning on the issuance of the earnings release, the disclosure of material news or the occurrence of the material event. The foregoing provision, however, will not apply if we deliver to the underwriters, not sooner than 18 nor later than 16 days before the last day of the restricted period, a certificate, signed by our chief financial officer or chief executive officer, certifying on our behalf that the shares of common stock are “actively traded securities,” as defined in Rule 101(c)(1) of Regulation M under the Exchange Act.

The lock-up agreements signed by our directors and executive officers contain certain customary exceptions.

D.A. Davidson may, in its sole discretion and at any time and from time to time, without public notice, release all or any portion of the foregoing shares and other securities from the foregoing restrictions.

Indemnification and Contribution

We and the Bank will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and, if we and the Bank are unable to provide this indemnification, we and the Bank will contribute to payments that the underwriters may be required to make because of those liabilities.

Electronic Distribution

This prospectus supplement with the accompanying prospectus may be made available in electronic format on one or more websites or through other online services maintained by the underwriters or by their respective affiliates. Other than the prospectus supplement with the accompanying prospectus in electronic format, information on such websites and any information contained in any other website maintained by any of the underwriters or any of their affiliates is not part of this prospectus supplement or the accompanying prospectus or our registration statement of which this prospectus supplement forms a part, has not been approved or endorsed by us or any of the underwriters in their capacity as underwriter and should not be relied on by investors.

Other Relationships

The underwriters and their affiliates have provided, and may in the future provide, various investment banking and other financial services for us and our affiliates, for which services they have received and may in the future receive customary fees.

The underwriters have advised us that, except as specifically contemplated in the underwriting agreement, they owe no fiduciary or other duties to us in connection with this offering, and that they may have agreements and relationships with, and owe duties to, third parties, including potential purchasers of the securities in this offering, that may create actual, potential or apparent conflicts of interest.

Other Matters

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the shares of common stock offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The shares of common stock offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such shares of common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. We and the underwriters require that the persons into whose possession this prospectus supplement comes inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any shares of common stock offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS

The validity of the shares of common stock being offered by this prospectus supplement and the accompanying prospectuses will be passed upon by our counsel, Nixon Peabody LLP, Washington D.C. Holland & Knight LLP, Washington D.C., will pass upon certain legal matters for the underwriters.

EXPERTS

The consolidated financial statements of Eagle Bancorp Montana, Inc. and subsidiaries as of and for the two years ended December 31, 2016 have been audited by Davis Kinard & Co, PC, an independent registered public accounting firm, as set forth in their report appearing in our Annual Report on Form 10-K for the year ended December 31, 2016 and incorporated in this prospectus supplement by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

Eagle Bancorp Montana, Inc.

$50,000,000

Common Stock

Preferred Stock

Warrants

Units

This prospectus will allow us to offer and sell up to an aggregate of $50,000,000 of our common stock, preferred stock, warrants and units from time to time at prices and on terms to be determined at or prior to the time of the offering. We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. If we offer and sell these securities to or through underwriters, dealers or agents, their names and other applicable details will be included in a prospectus supplement.

This prospectus describes the general terms of the securities we may offer. The specific terms of any securities and the specific manner in which we will offer them will be included in a supplement to this prospectus relating to that offering.

We encourage you to carefully read this prospectus and any applicable prospectus supplement before you invest in our securities. We also encourage you to read the documents we have referred you to in the “Where You Can Find More Information” section of this prospectus for information on us and for our financial statements.

Our common stock, par value $0.01 per share, is listed on the Nasdaq Global Market under the symbol “EBMT.” As of April 7, 2017, the closing price of our common stock was $19.08 per share. As of April 7, 2017, the aggregate market value of our outstanding common stock held by non-affiliates was approximately $66.3 million, which was calculated based upon 3,475,342 shares of outstanding common stock held by non-affiliates and a per share price of $19.08. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell securities registered on the registration statement of which this prospectus is a part in a public primary offering with a value exceeding more than one-third of the aggregate market value of our voting and non-voting common equity held by non-affiliates in any 12-month period as long as the aggregate market value of our outstanding voting and non-voting common equity held by non-affiliates is less than $75 million. During the 12-month period prior to and including the date of this prospectus, we have not offered any securities pursuant to General Instruction I.B.6 of Form S-3.

Investing in our common stock involves risks. You should carefully consider all of the information set forth in this prospectus, including the risk factors set forth under “Risk Factors” on page 5 of this prospectus, as well as the risk factors and other information in any accompanying prospectus supplement and any documents we incorporate by reference into this prospectus and any accompanying prospectus supplement, before deciding to invest in our common stock. See “Incorporation of Certain Information By Reference.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The securities offered by this prospectus are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

The date of this prospectus is April 28, 2017

DESCRIPTION OF WARRANTS	13

DESCRIPTION OF UNITS	14

PLAN OF DISTRIBUTION	15

LEGAL MATTERS	19

EXPERTS	19

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may sell the securities described in this prospectus in one or more offerings up to a total offering price of $50,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Any such prospectus supplement may also add, update or change information contained in this prospectus. You should read both the prospectus and any applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

You should not assume that the information in this prospectus, any accompanying prospectus supplement or any documents we incorporate by reference into this prospectus and any prospectus supplement is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

We have not authorized any dealer, salesman or other person to give you any information or to make any representations other than those contained in this prospectus and in the documents we incorporate into this prospectus. You should not rely on any information or representations that are not contained in this prospectus or in the documents we incorporate by reference.

This prospectus is not an offer to sell, or a solicitation of an offer to buy, the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. Delivery of this prospectus at any time does not imply that the information contained herein is correct as of any time subsequent to the date hereof.

In this prospectus, all references to the “Company,” “Eagle,” “we,” “us” and “our” refer to Eagle Bancorp Montana, Inc., a Delaware corporation, and its consolidated subsidiaries.

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by those forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “intend,” “expect,” “plan,” “budget,” “forecast,” “guidance,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “potential,” or “continue,” or the negative of such terms or other comparable terminology. You are cautioned that such forward-looking statements involve significant known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by those forward-looking statements.

The forward-looking statements contained in this prospectus and in the documents incorporated by reference into this prospectus are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect management’s best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties beyond our control. In addition, management’s assumptions may prove to be inaccurate. We caution you that the forward-looking statements contained in this prospectus and in the documents incorporated by reference into this prospectus are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or the forward-looking statements or events will occur. Future results may differ materially from those anticipated or implied in forward looking statements due to factors described below and other factors that are unknown to us. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our future results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Such factors include, but are not limited to, the matters set forth below:

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	competition among depository and other financial institutions;

•	changes in the prices, values and sales volume of residential and commercial real estate in Montana;

•	inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

•	changes or volatility in the securities markets;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	our ability to successfully integrate acquired businesses;

•	changes in consumer spending, borrowing and savings habits;

•	our ability to continue to increase and manage our commercial and residential real estate, multi-family and commercial business loans;

•	possible impairments of securities held by us, including those issued by government entities and government sponsored enterprises;

•	the level of future deposit premium assessments;

•	the impact of a recurring recession on our loan portfolio (including cash flow and collateral values), investment portfolio, customers and capital market activities;

•	the Company’s ability to develop and maintain secure and reliable information technology systems, effectively defend itself against cyberattacks or recover from breaches to its cybersecurity infrastructure;

•	the failure of assumptions underlying the establishment of allowance for possible loan losses and other estimates;

•	changes in the financial performance and/or condition of our borrowers and their ability to repay their loans when due; and

•	the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Securities and Exchange Commission, the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters.

The forward-looking statements speak only as of the date made, and other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities being offered under this prospectus. This prospectus, which is included in the registration statement, does not contain all of the information in the registration statement. For further information regarding the Company and our securities, please see the registration statement and our other filings with the SEC, including our annual, quarterly and current reports and proxy statements, which you may read and copy at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet website at www.sec.gov. Our Internet website address is www.opportunitybank.com. Information contained on our website is not part of this prospectus, unless specifically so designated and filed with the SEC.

We furnish holders of our common stock with annual reports containing audited financial statements prepared in accordance with accounting principles generally accepted in the United States following the end of each fiscal year. We file reports and other information with the SEC pursuant to the reporting requirements of the Exchange Act.

Descriptions in this prospectus of documents are intended to be summaries of the material, relevant portions of those documents, but may not be complete descriptions of those documents. For complete copies of those documents, please refer to the exhibits to the registration statement and other documents filed by us with the SEC.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with the SEC, which means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus and later information that we file with the SEC will automatically update and supersede this information. Therefore, before you decide to invest in a particular offering under this shelf registration, you should always check for reports we may have filed with the SEC after the date of this prospectus. We incorporate by reference into this prospectus (1) the documents listed below, (2) any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act following the date of this prospectus and prior to the termination of the offering covered by this prospectus and any prospectus supplement and (3) any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the registration statement of which this prospectus is a part and prior to the effectiveness of such registration statement, in each case other than information furnished to the SEC under Items 2.02 or 7.01 of Form 8-K and which is not deemed filed under the Exchange Act and is not incorporated in this prospectus:

•	Our Annual Report on Form 10-K for our fiscal year ended December 31, 2016, filed with the SEC on March 14, 2017;

•	Our Current Report on Form 8-K filed with the SEC on February 13, 2017 (excluding Item 7.01) and February 23, 2017 and on Form 8-K/A on February 24, 2017; and

•	The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on March 31, 2010.

We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than certain exhibits to such documents not specifically incorporated by reference). Requests for such copies should be directed to:

Eagle Bancorp Montana, Inc.

1400 Prospect Avenue

Helena, Montana 59601

(406) 442-3080

Attention: Corporate Secretary

ABOUT EAGLE BANCORP MONTANA, INC.

Eagle Bancorp Montana, Inc. is a Delaware corporation that holds 100.0% of the capital stock of Opportunity Bank of Montana (“the Bank”), formerly American Federal Savings Bank (“AFSB”). In 2014, the Company applied to the State of Montana to form an interim bank for the purpose of facilitating the conversion of AFSB from a federally chartered savings bank to a Montana-chartered commercial bank. Upon receiving required approvals of the Montana Division of Banking and Financial Institutions and the federal banking agencies for the conversion, the conversion became effective on October 14, 2014. Concurrent with the conversion, the Bank applied, and was approved, for membership in the Federal Reserve System of the Board of Governors. In connection with the conversion, AFSB changed its name to Opportunity Bank of Montana. As a result of the conversion, the Bank is now regulated by the Montana Division of Banking and Financial Institutions. As a Federal Reserve Board (“FRB”) member bank, its primary federal regulator is the FRB, and the Company is a registered bank holding company regulated by the FRB.

The Bank was founded in 1922 as a Montana-chartered building and loan association and has conducted operations in Helena since that time. In 1975, the Bank adopted a federal thrift charter and in October 2014 converted to a Montana-chartered commercial bank. On November 30, 2012, the Company completed a significant transaction with Sterling Financial Corporation (“Sterling”) of Spokane, Washington in which the Company purchased all of Sterling’s retail bank branches in Montana. As a result of this transaction, the Bank’s assets grew to over $500 million and the retail branch network grew from six to 13 full service branches, with six branches in new markets. The acquisition also included the addition of a wealth management division with over $100 million in managed assets and a mortgage banking operation that has increased opportunities for additional origination and fee income. The Bank currently has 15 automated teller machines located in our market areas and we participate in the Money Pass® ATM network. As of December 31, 2016, the Bank was the 6th largest commercial bank headquartered in Montana in terms of deposits.

The Company is headquartered at 1400 Prospect Avenue, Helena, Montana, 59601. Investor information for the Company may be found at www.oppportunitybank.com. The contents on or accessible through, our website are not incorporated into this prospectus.

RISK FACTORS

An investment in our securities involves risks. We urge you to carefully consider all of the information contained in or incorporated by reference in this prospectus and other information which may be incorporated by reference in this prospectus or any prospectus supplement as provided under “Incorporation of Certain Information by Reference,” including our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q. This prospectus also contains forward-looking statements that involve risks and uncertainties. Please read “Forward-Looking Statements.” Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described elsewhere in this prospectus or any prospectus supplement and in the documents incorporated by reference into this prospectus or any prospectus supplement. If any of these risks occur, our business, financial condition or results of operation could be adversely affected.

USE OF PROCEEDS

Unless we inform you otherwise in the applicable prospectus supplement, we may use the net proceeds from the sale of the offered securities for various business purposes, including strategic acquisitions, capital expenditures, working capital, the repurchase and redemption of our securities and other general corporate purposes. From time to time, we may invest any such proceeds in short-term marketable securities. We may elect to use the proceeds from the sale of the offered securities to acquire assets and businesses in our industry that from time to time become available to us provided that such acquisitions are deemed to be in the best interests of our Company and our stockholders by our board of directors.

DESCRIPTION OF CAPITAL STOCK

The following is a description of our capital stock and a summary of the rights of our stockholders and provisions pertaining to indemnification of our directors and officers. You should also refer to our Amended and Restated Certificate of Incorporation and Bylaws, which are incorporated by reference in this prospectus, and to Delaware law.

General

The Company has an authorized capitalization of 9,000,000 shares of capital stock, consisting of 8,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of undesignated preferred stock, par value $0.01 per share. As of February 1, 2017, we have a total of 64,268 shares of our common stock reserved and remaining to be issued for grants of options and restricted stock awards under our stock plans. As of February 1, 2017, there were 3,811,409 shares of common stock, and no shares of preferred stock outstanding. As of such date, there were 890 holders of record of common stock.

Common Stock

Subject to the prior or special rights of holders of shares of preferred stock:

Dividends.  The holders of shares of common stock are entitled to any dividends that may be declared by our board of directors out of legally available funds;

Liquidation, Dissolution or Winding Up.  In the event of a liquidation, dissolution or winding up of the Company, the holders of shares of our common stock are entitled upon liquidation to share ratably in all assets remaining after payment of liabilities and the satisfaction of the liquidation preferences of any outstanding shares of preferred stock;

Redemption.  The holders of shares of our common stock are not subject to, or entitled to the benefits of, any redemption or sinking fund provision;

Conversion.  No holder of common stock has the right to convert or exchange any such shares with or into any other shares of capital stock of the Company;

Preemptive Rights.  No holder of common stock has preemptive rights; and

Voting.  Each share of common stock entitles the holder thereof to one vote, in person or by proxy, on all matters submitted to a vote of stockholders generally. Voting is non-cumulative. The outstanding shares of our common stock are fully paid and non-assessable. Except as specifically provided in the Delaware General Corporation Law (the “DGCL”) or in the Company’s certificate of incorporation or bylaws, the affirmative vote required for stockholder action shall be that of a majority of the shares present in person or represented by proxy at the meeting (as counted for purposes of determining the existence of a quorum at the meeting). Directors are elected by a plurality of the votes cast in the election.

Preferred Stock

The following description of the terms of the preferred stock sets forth the general terms and provisions of the preferred stock to which any prospectus supplement may relate. Other terms of any series of the preferred stock offered by any prospectus supplement will be described in that prospectus supplement. The description of the provisions of the preferred stock set forth below and in any applicable prospectus supplement does not purport to be complete and is subject to and qualified in its entirety by reference to our amended and restated certificate of incorporation and the certificate of designations relating to each series of the preferred stock. The certificate of designations will be filed with the Commission and incorporated by reference in the registration statement of which this prospectus is a part at or prior to the time of the issuance of each new series of preferred stock.

The preferred stock may be issued from time to time by our board of directors as shares of one or more classes or series. Subject to the provisions of our amended and restated certificate of incorporation and limitations prescribed by law, our board of directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares, to change the number of shares constituting any series and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of the preferred stock, in each case without any action or vote by the holders of common stock.

The issuance of shares of preferred stock, or the issuance of rights to purchase shares of preferred stock, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holders to block such a transaction; or the issuance might facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under some circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock. Although our board of directors is required to make any determination to issue preferred stock based on its judgment as to the best interests of our stockholders, the board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some or a majority of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of the stock. The board of directors does not currently intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or the rules of any market on which our securities are traded.

The preferred stock shall have the dividend, liquidation, redemption and voting rights set forth in a prospectus supplement relating to the particular series of the preferred stock. Reference is made to the prospectus supplement relating to the particular series of the preferred stock offered by the prospectus supplement for specific terms, including:

•	the designation and stated value per share of such preferred stock and the number of shares offered;

•	the amount of liquidation preference per share;

•	the initial public offering price at which the preferred stock will be issued;

•	the dividend rate or method of calculation, the dates on which dividends shall be payable, the form of dividend payment and the dates from which dividends shall begin to cumulate, if any;

•	any redemption or sinking fund provisions;

•	any conversion or exchange rights; and

•	any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

The preferred stock will, when issued, be fully paid and nonassessable and new series of preferred stock will not have preemptive rights. The rights of the holders of each series of the preferred stock will be subordinate to the rights of our general creditors.

Certain Anti-Takeover Effects of Certain Provisions of the Company’s Amended and Restated Certificate of Incorporation, Bylaws and the Delaware General Corporation Law

The following discussion is a general summary of the material provisions of Eagle’s Amended and Restated Certificate of Incorporation and Bylaws and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description of certain of these provisions is necessarily general and reference should be made in each case to the actual document or regulatory provision in question.

Eagle’s Amended and Restated Certificate of Incorporation and Bylaws

Eagle’s Amended and Restated Certificate of Incorporation and Bylaws contain a number of provisions relating to corporate governance and rights of stockholders that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the board of directors or management of Eagle more difficult.

Prohibition of Cumulative Voting.  The Amended and Restated Certificate of Incorporation prohibits cumulative voting for the election of directors.

Restrictions on Removing Directors from Office.  The Amended and Restated Certificate of Incorporation provides that directors may be removed only for cause, and only by the affirmative vote of the holders of at least 80% of the voting power of all of our then-outstanding common stock entitled to vote.

Authorized but Unissued Shares.  Eagle has authorized but unissued shares of common and preferred stock. Eagle is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including without limitation, offering rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of Eagle that the board of directors does not approve, it might be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of Eagle. The board of directors has no present plan or understanding to issue any preferred stock.

Amendments to Amended and Restated Certificate of Incorporation and Bylaws.  Amendments to the Amended and Restated Certificate of Incorporation must be approved by our board of directors and also by at least a majority of the outstanding shares of our voting stock; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

(i)	the applicability of Section 203 of the Delaware General Corporation Law;

(ii)	the division of the board of directors into three classes;

(iii)	the limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;

(iv)	the indemnification of current and former directors and officers by Eagle;

(v)	the requirement of an 80% stockholder approval for business combination transactions with interested stockholders;

(vi)	the prohibition of stockholder action by written consent;

(vii)	the requirement that the holders of at least 80% of the outstanding shares of common stock must vote to remove directors, and can only remove directors for cause;

(viii)	the limitation of liability of officers and directors to Eagle for money damages; and

(ix)	the provision of the Amended and Restated Certificate of Incorporation requiring approval of at least 80% of the outstanding voting stock to amend the provisions of the Amended and Restated Certificate of Incorporation provided in (i) through (viii) of this list.

The Amended and Restated Certificate of Incorporation also provides that certain bylaws may be amended by the affirmative vote of a majority of our directors or by the stockholders and that specified provisions in the Bylaws may only be amended by the stockholders by the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders. Any amendment of this supermajority requirement for amendment of the Bylaws would also require the approval of 80% of the outstanding voting stock.

Stockholder Vote Required to Approve Business Combinations with Principal Shareholders.  The Amended and Restated Certificate of Incorporation of Eagle requires the approval of the holders of at least 80% of Eagle’s outstanding shares of voting stock to approve certain “Business Combinations,” as defined therein, and related transactions. Under Delaware law, absent this provision, Business Combinations, including mergers, consolidations and sales of all or substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of only a majority of the outstanding shares of common stock of Eagle and any other affected class of stock. Under the Amended and Restated Certificate of Incorporation, at least 80% approval of stockholders is required in connection with any transaction involving an interested stockholder (as defined below) except (i) in cases where the proposed transaction has been approved in advance by a majority of those members of Eagle’s board of directors who are unaffiliated with the interested stockholder and were directors prior to the time when the interested stockholder became an interested stockholder or (ii) if the proposed transaction meets certain conditions set forth in the Amended and Restated Certificate of Incorporation, which are designed to afford the stockholders a fair price in consideration for their shares in which case, if a stockholder vote is required, approval of only a majority of the outstanding shares of voting stock would be sufficient.

The term “interested stockholder” is defined to include any individual, corporation, partnership or other entity (other than Eagle or its subsidiary) which owns beneficially or controls, directly or indirectly, 15% or more of the outstanding shares of voting stock of Eagle. This provision of the Amended and Restated Certificate of Incorporation applies to any “Business Combination,” which is defined to include (i) any merger, consolidation or share exchange of Eagle or any of its subsidiaries with or into any interested stockholder or affiliate of an interested stockholder; (ii) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition to or with any interested stockholder or affiliate of assets of Eagle having an aggregate market value of 10% or more of either the aggregate market value of the total consolidated assets of Eagle or the aggregate market value of the outstanding stock of Eagle; (iii) the issuance or transfer to any interested stockholder or its affiliate by Eagle (or any subsidiary) of any securities of Eagle subject to certain exceptions; (iv) the adoption of any plan for the liquidation or dissolution of Eagle proposed by or on behalf of any interested stockholder or affiliate thereof; (v) any reclassification of securities, recapitalization, merger or consolidation of Eagle which has the effect of increasing the proportionate share of outstanding shares of common stock or any class of equity or convertible securities of Eagle owned directly or indirectly by an interested stockholder or affiliate thereof; (vi) any transaction involving Eagle or any subsidiary that has the effect of increasing the proportionate share of the stock of any class or securities convertible into stock of any class or series owned by the interested stockholder except for immaterial changes due to fractional share adjustments or as a result of stock repurchases not caused by the interested stockholder; and (vii) any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through Eagle or any subsidiary.

Our board of directors believes that the provisions described above or below are prudent and will reduce our vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by our board of directors. Our board of directors believes these provisions are in the best interests of Eagle and its stockholders. Our board of directors believes that it will be in the best position to determine the true value of Eagle and to negotiate more effectively for what may be in the best interests of its stockholders. Accordingly, our board of directors believes that it is in the best interests of Eagle and its stockholders to encourage potential acquirers to negotiate directly with the board of directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of our board of directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of Eagle and that is in the best interests of all stockholders.

Takeover attempts that have not been negotiated with and approved by our board of directors present the risk of a takeover on terms that may be less favorable than might otherwise be available. A transaction that is negotiated and approved by our board of directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value of Eagle for our stockholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of Eagle’s assets.

Despite our belief as to the benefits to stockholders of these provisions of Eagle’s Amended and Restated Certificate of Incorporation and Bylaws, these provisions may also have the effect of discouraging a future takeover attempt that would not be approved by our board of directors, but pursuant to which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also make it more difficult to remove our board of directors and management. Our board of directors, however, has concluded that the potential benefits outweigh the possible disadvantages.

Pursuant to applicable law and, if required, following the approval by stockholders, we may adopt additional anti-takeover provisions in our Amended and Restated Certificate of Incorporation or other devices regarding the acquisition of our equity securities that would be permitted for a Delaware business corporation.

The cumulative effect of the restrictions on acquisition of Eagle contained in our Amended and Restated Certificate of Incorporation and Bylaws and in Delaware law may be to discourage potential takeover attempts and perpetuate incumbent management, even though certain stockholders of Eagle may deem a potential acquisition to be in their best interests, or deem existing management not to be acting in their best interests.

Delaware Corporate Law

In addition, the state of Delaware has a statute designed to provide Delaware corporations, such as Eagle, with additional protection against hostile takeovers. The takeover statute, which is codified in Section 203 of the Delaware General Corporation Law is intended to discourage certain takeover practices by impeding the ability of a hostile acquiror to engage in certain transactions with the target company.

In general Section 203 provides that a “Person” who owns 15% or more of the outstanding voting stock of a Delaware corporation (referred to in Section 203 as an “Interested Shareholder”) may not consummate a merger or other business combination transaction with such corporation at any time during the three-year period following the date such “Person” became an Interested Shareholder. The term “business combination” is defined broadly to cover a wide range of corporate transactions including mergers, sales of assets, issuances of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits.

The statute exempts the following transactions from the requirements of Section 203: (i) any business combination if, prior to the date a person became an Interested Shareholder, the board of directors approved either the business combination or the transaction which resulted in the shareholder becoming an Interested

Shareholder; (ii) any business combination involving a person who acquired at least 85% of the outstanding voting stock in the transaction in which he became an Interested Shareholder, with the number of shares outstanding calculated without regard to those shares owned by the corporation’s directors who are also officers and by certain employee stock plans; (iii) any business combination with an Interested Shareholder that is approved by the board of directors and by a two-thirds vote of the outstanding voting stock not owned by the Interested Shareholder; and (iv) certain business combinations that are proposed after the corporation had received other acquisition proposals and which are approved or not opposed by a majority of certain continuing members of the board of directors. A corporation may exempt itself from the requirements of the statute by adopting an amendment to its certificate of incorporation or bylaws electing not to be governed by Section 203. At the present time, the board of directors does not intend to propose any such amendment.

Bank Regulatory Requirements

The Bank Holding Company Act requires any “bank holding company,” as defined in the Bank Holding Company Act, to obtain the approval of the FRB before acquiring 5% or more of our common stock. Any person, other than a bank holding company, is required to obtain the approval of the FRB before acquiring 25% or more of our voting stock and in certain circumstances, more than 10% of our voting stock. Under the Federal Change in Bank Control Act (the “Control Act”), a 60 day prior written notice must be submitted to the FRB if any person, or any group acting in concert, seeks to acquire 10% or more of any class of outstanding voting securities of a bank holding company, unless the FRB determines that the acquisition will not result in a change of control. Under the Control Act, the FRB has 60 days within which to act on such notice taking into consideration certain factors, including the financial and managerial resources of the acquirer, the convenience and needs of the community served by the bank holding company and its subsidiary banks and the antitrust effects of the acquisition.

Indemnification of Directors and Officers

Delaware General Corporation Law.  Consistent with Section 145(a) of the DGCL, Eagle may indemnify and, in certain cases, must indemnify, any person who was or is made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of Eagle as a director, officer, employee or agent of another corporation, (1) in the case of a non-derivative action, against judgments, fines, amounts paid in settlement, and reasonable expenses (including attorneys’ fees) incurred by him as a result of such action, and (2) in the case of a derivative action, against expenses (including attorneys’ fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company.

This indemnification does not apply, (1) in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to Eagle, unless upon court order it is determined that, in view of all the circumstances of the case and despite such adjudication of liability, he is fairly and reasonably entitled to indemnity for expenses, and (2) in a non-derivative action, to any criminal proceeding in which such person had reasonable cause to believe his conduct was unlawful.

Amended and Restated Certificate of Incorporation.  Our Amended and Restated Certificate of Incorporation provides that a director of Eagle shall not be personally liable to Eagle or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to Eagle or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit. Additionally, the Amended and Restated Certificate of Incorporation provides that Eagle will indemnify to the fullest outlined in the Bylaws.

Bylaws.  Our Bylaws generally provide for indemnification, to the fullest extent authorized by the DGCL, of its officers and directors and persons serving at the request of Eagle in such capacities for other business organizations against all expenses (including attorneys’ fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by reason of his position with Eagle or such other business organizations. In addition, the Bylaws provide that Eagle may provide indemnification to employees and agents of Eagle.

Insurance; Indemnification Agreements.  The Company maintains directors’ and officers’ liability insurance which provides for payment, on behalf of the directors and officers of the Company and its subsidiaries, of certain losses of such persons (other than matters uninsurable under law) arising from claims, including claims arising under the Securities Act, for acts or omissions by such persons while acting as directors or officers of the Company and/or its subsidiaries, as the case may be.

The Company has entered into indemnification agreements with its directors and its chief executive officer. Generally, such agreements provide that the Company will indemnify the director or officer against any expenses or liabilities incurred in connection with any proceeding in which the director or officer may be involved as a party or otherwise, by reason of the fact that the director or officer is or was a director or officer of the Company or the Bank or by any reason of any action taken by or omitted to be taken by the director or officer while acting as an officer or director of the Company or the Bank or while serving as a director or officer of the Company or the Bank is or was serving or has agreed to serve on behalf of or at the request of the Company or the Bank as a director, officer, employee, or agent of another corporation or partnership, joint venture, trust, or other enterprise. However, the indemnification agreement and the rights and obligations of the parties thereto are subject to the requirements, limitations, and prohibitions of state and federal statutes, rules, regulations, and orders regarding indemnification and prepayment of expenses, legal or otherwise, and liabilities, including, without limitation, section 145 of the DGCL, the DGCL, section 18(k) of the Federal Deposit Insurance Act, and Part 359 of the Federal Deposit Insurance Corporation’s Rules and Regulations and any successor regulations thereto. Each director and officer has undertaken to repay the Company for any costs or expenses paid by the Company if it is ultimately determined that the director or officer is not entitled to indemnification under the indemnification agreements.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Computershare Investor Services.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our senior debt securities, subordinated debt securities, common stock or preferred stock. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. In addition to this summary, you should refer to the warrant agreement, including the forms of warrant certificate representing the warrants, relating to the specific warrants being offered for the complete terms of the warrant agreement and the warrants. That warrant agreement, together with the terms of warrant certificate and warrants, will be filed with the SEC in connection with the offering of the specific warrants.

The applicable prospectus supplement will describe the terms of any series of warrants in respect of which this prospectus is being delivered, including, where applicable, the following:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, in which the price of such warrants will be payable;

•	the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	the minimum or maximum amount of such warrants which may be exercised at any one time;

•	the anti-dilution provisions of such warrants;

•	the redemption or call provisions of such warrants;

•	provisions regarding changes to or adjustments in the exercise price;

•	the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	a discussion of any material United States federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Until they exercise their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon exercise, and will not be entitled to:

•	receive payments of principal of (or premium, if any, on) or interest, if any, on any debt securities purchasable upon exercise;

•	receive dividend payments, if any, with respect to any underlying securities; or

•	exercise the voting rights of any common stock or preferred stock purchasable upon exercise.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more of the following: shares of common stock or preferred stock, warrants or any combination of such securities.

The applicable prospectus supplement will describe:

•	the terms of the units and of any of our common shares, preferred shares or warrants comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units;

•	a description of the provisions for the payment, settlement, transfer or exchange of the units; and

•	if applicable, a discussion of any material United States federal income tax considerations.

PLAN OF DISTRIBUTION

We may sell the applicable securities offered by this prospectus from time to time in one or more transactions, including without limitation:

•	directly to one or more purchasers;

•	through agents;

•	to or through underwriters, brokers or dealers; or

•	through a combination of any of these methods

A distribution of the securities offered by this prospectus may also be effected through the issuance of derivative securities, including without limitation, warrants, subscriptions, exchangeable securities, forward delivery contracts and the writing of options.

In addition, the manner in which we may sell some or all of the securities covered by this prospectus, include, without limitation, through:

•	a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

•	privately negotiated transactions.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell the applicable securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.

A prospectus supplement with respect to each offering of securities will state the terms of the offering of the securities, including:

•	the name or names of any underwriters or agents and the amounts of securities underwritten or purchased by each of them, if any;

•	the public offering price or purchase price of the securities and the net proceeds to be received by us from the sale;

•	any delayed delivery arrangements;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or markets on which the securities may be listed.

The offer and sale of the securities described in this prospectus by us, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

General

Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. The underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement or pricing supplement, as the case may be.

We and other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act, and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by us or any other person. The anti-manipulation rules under the Securities Act may apply to sales of securities in the market and to the activities of us and our affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution for a period of up to five business days before the distribution. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities. We are not restricted as to the price or prices at which it may sell the securities. Sales of such securities may have an adverse effect on the market price of the securities. Moreover, it is possible that a significant number of shares of common stock could be sold at the same time, which may have an adverse effect on the market price of the securities.

Underwriters and Agents

If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions. These sales may be made at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market price or at negotiated prices. We may offer the securities to the public through an underwriting syndicate or through a single underwriter. The underwriters in any particular offering will be mentioned in the applicable prospectus supplement or pricing supplement, as the case may be.

Unless otherwise specified in connection with any particular offering of securities, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless otherwise specified in connection with any particular offering of securities. Any initial offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

We may designate agents to sell the offered securities. Unless otherwise specified in connection with any particular offering of securities, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. We may also sell the offered securities to one or more remarketing firms, acting as principals for their own accounts or as agents for us. These firms will remarket the offered securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered securities. A prospectus supplement or pricing supplement, as the case may be, will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

Dealers

We may sell the offered securities to dealers as principals. We may negotiate and pay dealers’ commissions, discounts or concessions for their services. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale. Dealers engaged by us may allow other dealers to participate in resales.

Direct Sales

We may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved.

Institutional Purchasers

We may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement or pricing supplement, as the case may be, will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

We will enter into such delayed contracts only with institutional purchasers that we approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Indemnification; Other Relationships

We may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking, treasury services and investment banking transactions.

Market-Making, Stabilization and Other Transactions

There is currently no market for any of the offered securities, other than our shares common stock which are listed on the Nasdaq Global Market. If the offered securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intends to make a market in the offered securities, such underwriter would not be obligated to do so, and any such market-making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the offered securities. We have no current plans for listing of the preference shares or warrants on any securities exchange or quotation system; any such listing with respect to any particular preference shares or warrants will be described in the applicable prospectus supplement or pricing supplement, as the case may be.

In connection with any offering of shares of common stock, preference shares or securities that provide for the issuance of shares of our common stock upon conversion, exchange or exercise, as the case may be, the underwriters may purchase and sell shares of common or preference shares in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of shares of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of shares of common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress for the purpose of pegging, fixing or maintaining the price of the securities.

In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Fees and Commissions

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement or pricing supplement, as the case may be; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

If more than 10% of the net proceeds of any offering of securities made under this prospectus will be received by FINRA members participating in the offering or affiliates or associated persons of such FINRA members, the offering will be conducted in accordance with FINRA Rule 5110(h).

LEGAL MATTERS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, the validity of the securities offered by this prospectus will be passed upon by Nixon Peabody LLP, Washington, D.C. Any underwriters will be advised about legal matters by their own counsel, which will be named in a prospectus supplement to the extent required by law.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, have been audited by Davis Kinard & Co, PC, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

$19,162,500

Common Stock

PROSPECTUS SUPPLEMENT

D.A. Davidson & Co.	FIG Partners, LLC

October 11, 2017